Exhibit 10.10

April 9, 2026

Silvio Napoli

Re: Offer of Employment
Dear Silvio,
We are pleased to offer you the exempt position with Lucid USA, Inc. (doing business as Lucid Motors) (the “Company”) as the Company’s Chief Executive Officer (“CEO”), reporting to the Board of Directors of Lucid Group, Inc. (the “Board”), subject to the terms and conditions set forth herein. Moreover, subject to the terms and conditions set forth herein, you will also serve as the CEO of Lucid Group, Inc. As set forth more fully below, the Board shall also appoint you to the Board on a date mutually agreed by you and the Board and will use its reasonable efforts to cause you to be re-elected to the Board for the period hereunder during which you serve as CEO.
Prior to commencing employment with the Company as its CEO, you will be required to obtain authorization to work for the Company in the United States in the form of a visa from the U.S. government, as set forth more fully below. You agree to establish a residence in the San Francisco Bay Area as soon as practicable following receipt of your authorization to work in the U.S.
The Board will appoint you as CEO as soon as administratively practicable following the date you receive your authorization to work in the U.S. (and in no event later than the next scheduled Board meeting following such date), which shall constitute the first day of your employment with Lucid USA, Inc. (for purposes of this Letter, your “Hire Date”). The terms and conditions of your employment with the Company will be as set forth below in this offer letter (this “offer” or this “Letter”).
Immigration Proceedings and Conditions
You and the Company mutually agree to cooperate fully and promptly with each other and with Company counsel in the preparation and filing of any required immigration petitions and applications, including providing accurate information and supporting documentation. In fulfilling its obligations hereunder, the Company reserves the right to determine, in its sole discretion, the timing, manner, and sponsorship of any immigration filings. You understand that this offer of employment is contingent upon approval by U.S. Citizenship and Immigration Services of a petition filed by the Company on your behalf for O-1 nonimmigrant classification.

Interim International Employment with Affiliate
Concurrent with, and conditioned upon, your execution of this Letter, you have been offered the opportunity for international employment as an executive with Lucid Switzerland AG on certain terms and conditions of a separate Employment Agreement between you and the international affiliate (the “Swiss Contract”), with the understanding that you shall only be entitled to receive certain benefits under either this Letter or the Swiss Contract (and not both) to the extent of any overlap addressing the same pay or benefit opportunity.
Base Salary and Other Compensation
Effective upon the Hire Date:
▪    During your service to the Company, your annual base salary rate will be $1,500,000 (earned and paid bi-weekly in accordance with the regular payroll practices of the Company, with pro-rata adjustment for partial work periods), less applicable tax and other withholdings.
▪    You will be eligible to earn a target annual incentive program (“AIP”) bonus of 200% of your base salary, less applicable tax and other withholdings, based upon achievement of performance goals, with a threshold payout level of 100% of your base salary if threshold performance is achieved and a maximum payout level of 300% of your base salary if maximum performance is achieved, except as otherwise provided herein. Your AIP bonus is subject in all cases to details established by the Board or the Board’s Compensation and Human Capital Committee (“Compensation Committee”) and the plan document for the AIP, as it may be established or modified from time to time.
▪    For the 2026 performance period, your AIP bonus shall be paid out based on the greater of (x) target performance or (y) actual performance for the full 2026 performance period, provided that the final amount of the 2026 AIP bonus payable to you shall be pro-rated based on your start of employment under the Swiss Contract (your “Swiss Contract Commencement Date”), with the specific formula for pro-ration determined in the Board’s or the Compensation Committee’s discretion, and shall take into consideration your performance under the Swiss Contract.
▪    For the avoidance of doubt, for performance periods following the 2026 performance period, if actual performance is below threshold performance, your AIP bonus shall be equal to $0, unless otherwise determined by the Compensation Committee or the Board.
▪    Notwithstanding anything herein to the contrary, except as otherwise provided in the Lucid Group, Inc. Executive Severance Benefit Plan, as it may be amended or restated from time to time (the “Severance Plan”) or as otherwise determined by the Compensation Committee and approved by the Board, your receipt of any AIP bonus is contingent on your continued employment with the Company on the AIP bonus’s payment date, which payment date shall occur in accordance with the terms of the AIP plan document as generally applicable to the Company’s other executive officers.

Equity-based Awards
Subject in each case to Compensation Committee and Board approval, your employment with the Company on the applicable award’s grant date and the terms described herein, you will receive the following equity-based awards (collectively, the “Awards”) with respect to Class A shares of common stock (“Shares”) of Lucid Group, Inc. or its successor:
•Vesting of Equity Under Swiss Contract: Subject to your compliance with the terms of the Swiss Contract and this Letter, you will continue to vest in any equity granted to you under the Swiss Contract (including, for the avoidance of doubt, any New Hire Performance-Based Stock Options and Annual Long-Term Incentive (“LTI”) Target Compensation).
◦The Awards that have a grant date tied to your Swiss Contract Commencement Date (the “Initial Awards”) will be governed by the terms and conditions of the Lucid Group, Inc. Amended and Restated 2021 Stock Incentive Plan, as amended or restated from time to time (the “Plan”) and the applicable award agreements, regardless of whether they are granted under or outside of the Plan.
•Annual LTI Target Compensation For 2027 and Thereafter: You will be eligible to receive future annual LTI awards, beginning in 2027, with a target grant value of $9,500,000, provided that such target grant value is subject to upward or downward adjustment in the Board’s discretion, based on your individual performance and the Company’s performance.
The Awards will be subject in all respects to the terms and conditions of the applicable equity incentive plan (the Plan or any successor plan) and award agreements, which you will be required to enter into to receive the Awards. To the extent permitted by the Plan and the applicable award agreements, the Board or the Compensation Committee may determine in its discretion to settle all or any portion of the Awards in a cash equivalent.
Employee Benefits
Effective as of the Hire Date, you will be eligible to participate in the Company employee benefit plans that the Company makes available to similarly situated employees, as such employee benefit plans may be amended from time to time. The Company provides a competitive benefit package that currently includes major medical, vision, and dental insurance plans, paid time off, flexible spending account and a 401(k) program. The eligibility dates of the benefits are as follows:
▪    Group health insurance benefits: commence on Hire Date
▪    Vacation days and sick days: accrual starts on Hire Date, with full non-prorated 2026 accrual credited on Hire Date
▪    401(k) Plan/ Flexible spending account: eligibility starts on Hire Date but can take up to 3 pay periods before any payroll deductions are actually deposited into account.

Additional Benefits
As of the Hire Date, separate from (and for the avoidance of doubt, without duplicating) any benefits provided to you under the Swiss Contract during any interim period of international employment, you will be eligible to receive the following Additional Benefits for a period that spans the lesser of (x) your service to the Company and (y) the period specified in this “Additional Benefits” section for the applicable benefit:
•Temporary Housing Benefit; Expenses Relating to Changing Primary Work Location; Payment to Defray Miscellaneous Expenses: The Company will reimburse you for documented temporary housing expenses in the San Francisco Bay Area (“SFBA”) up to $25,000 per month, less applicable taxes and withholdings, for the period from the Hire Date up to the six-month anniversary of the Hire Date. You will also be eligible for reimbursement of reasonable expenses in connection with establishing a residence in the SFBA, in accordance with the Company’s relocation policies that are applicable to its executive officers, as they may be amended from time to time.
•Executive Car Program: You shall continue to be eligible to participate in the Company’s executive car program, as it may be in effect or amended from time to time, pursuant to which the Company shall provide you with two Lucid vehicles for your personal and business use.
•Security and Driver Benefits: You will continue to be eligible to receive certain security protection and driver benefits to the extent consistent with the Company’s security policies and protocols, as they may be in effect or amended from time to time.
•Financial and Tax Planning Benefits: Either pursuant to this Letter or the Swiss Contract (but not both), the Company will pay, or reimburse (not on a grossed up basis) you for, up to $25,000 per year, less applicable taxes and withholdings, for documented expenses you incur by seeking personal tax preparation and planning, or financial planning services from a professional advisor or advisors during your service to the Company.
•Life Insurance: You will remain eligible to elect to participate in the Company’s life insurance plan, in accordance with the terms of the Company’s life insurance plan that applies to the Company’s executive officers, as it may be amended from time to time.

Severance
On or prior to your Hire Date, to the extent not already completed as a component of the Swiss Contract, you will receive a Participation Agreement on the Company’s standard form for your review and signature. Subject to your acceptance of this Participation Agreement under the Severance Plan, you will be eligible for the severance benefits described in the Severance Plan and your Participation Agreement (but for the avoidance of doubt, noting that you will only be eligible for such severance pursuant to a qualified separation from employment under either the Swiss Contract (with the understanding that separation from employment under the Swiss Contract in order to commence or continue employment under this Letter shall not trigger any severance entitlement under the Severance Plan or Participation Agreement), or pursuant to this Letter, and not both). Your Participation Agreement shall reflect the following, subject to any terms and conditions set forth therein (but in any event subject to your timely execution, non-revocation, and compliance with a separation agreement and release): (a) in the event of a Non-Change of Control Termination (as defined in the Severance Plan), (i) you shall be entitled to receive 12 months of your Monthly Base Salary (as defined in the Severance Plan), (ii) payment of any unpaid annual incentive for the prior year, and (iii) payment of a prorated target annual incentive for the year of termination with the proration equal to the fraction the numerator of which is the number of days elapsed since the first day of the year and the date of termination and the denominator of which is 365, further adjusted by the financial performance of Lucid Group, Inc. for the year of termination (assuming for this purpose your individual performance is at target); and (b) in the event of a Change of Control Termination (as defined in the Severance Plan), (i) you shall be entitled to receive 24 months of your Monthly Base Salary and Monthly Bonus Amount (in each case, as defined in the Severance Plan) and (ii) 100% of your outstanding, unvested Company equity awards will accelerate and are eligible for acceleration under the Severance Plan. If your start date as CEO does not occur on or before December 31, 2026 for reasons other than the failure to obtain the O-1 visa, you will have incurred a Constructive Termination under the Severance Plan. For the avoidance of doubt, the requirement that you relocate your principal place of employment to Newark, California upon becoming CEO and the requirement to establish a residence in the SFBA, shall not constitute a Constructive Termination (as defined in the Severance Plan).
Location
Your principal place of employment while serving as CEO will be Newark, California. You understand that you will be required to travel in connection with the performance of your duties as the business requires.
Indemnification
As a senior executive of the Company, you will receive the same or comparable indemnification protections and directors’ and officers’ liability insurance coverage as that provided to the Company’s other senior executives.

Stock Ownership Guidelines
You will be expected to maintain compliance with the Company’s Stock Ownership Guidelines, as in effect from time to time.
Director Service and Compensation
The Board shall appoint you to the Board on your Swiss Contract Commencement Date and will use its reasonable efforts to cause you to be re-elected to the Board while you serve as CEO. If the Board fails to nominate you as a director at the expiration of any particular term without Cause (as defined under the Severance Plan), you will have incurred a Constructive Termination under the Severance Plan. You will not earn any compensation for your service on the Board while you are employed by the Company pursuant to this Letter.
Confidential Information and Invention Assignment Agreement; Arbitration Agreement
Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s (i) Confidential Information and Invention Assignment Agreement and (ii) Arbitration Agreement, in each case, prior to or on the Hire Date.

Additional Confidentiality Restrictions
In connection with your candidacy, you have previously received, and will have access in the future to, confidential information, whether or not reduced to written or recorded form, that is related to the Company, Lucid Group, Inc. or their affiliated entities (collectively, the “Company Group”) and that is not generally known or accessible to members of the public and/or competitors of the members of the Company Group and not intended for general dissemination (the “Confidential Information”), including without limitation, information about the Company Group’s operations, processes, procedures, trade secrets, employee information, technology, marketing techniques, advertising techniques, know-how, finances, business plans, strategy, costs, pricing, sales, investor communications, customer lists, the needs and demands of customers, and vendor lists. You will not, directly or indirectly, disclose, furnish, or make available any Confidential Information (regardless of how you learned of it or who developed it), without the Company’s or Lucid Group, Inc.’s prior written approval; provided, however, that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company Group that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You understand that if you file a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney, as applicable, and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Letter is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing herein shall prohibit you from (A) voluntarily communicating with, including for the purposes of filing a charge or complaint, or participating in an investigation or proceeding conducted by, any law enforcement, federal, state or local governmental agency, or self-regulatory organization, (B) seeking or recovering a U.S. Securities and Exchange Commission whistleblower award as provided under Section 21F of the Exchange Act or any other whistleblower award, or (C) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, in each case, without advance notice to the Company Group. These restrictions concerning Confidential Information shall remain in effect until the date your Confidential Information and Invention Assignment Agreement with the Company becomes effective, provided that, if you do not enter into a Confidential Information and Invention Assignment Agreement with the Company, these restrictions shall continue to be binding following the termination of this Letter.
Release From Restrictive Covenants; No Other Restrictions
You hereby represent that you are not subject to any restrictive covenants that could prevent, hinder or interfere with your acceptance of this offer or the exercise of your best efforts in the performance of your duties to the Company or any of its affiliates.

Recoupment Policy
You acknowledge and agree that any Covered Compensation (as defined in the Company’s Compensation Recoupment Policy (as may be amended from time to time, the “Recoupment Policy”)) that you receive in the future from the Company or its affiliates shall be subject to the Recoupment Policy.
Section 409A
This Letter and the payments and benefits referenced herein are intended to be exempt from, or to the extent subject thereto, comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Letter will be interpreted to be in compliance therewith. Notwithstanding anything in this Letter or any other agreement providing compensatory payments to you to the contrary, if you are deemed by the Company at the time of your “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which you are entitled under this Letter or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of your Separation from Service will be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence will be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Letter or any other compensatory plan or agreement will be paid as otherwise provided herein or therein. For purposes of Section 409A, each amount to be paid or installment or benefit to be provided under this Letter will be construed as a separate identified payment. To the extent that any reimbursements under this Letter are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred; provided, that you submit your reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and your right to reimbursement under this Letter will not be subject to liquidation or exchange for another benefit.
At-Will Employment
Your employment with the Company is “at will,” and thus you or the Company may terminate your employment relationship at any time, with or without cause or advance notice. Subject to your rights under the Severance Plan, the Company reserves the right to change your position, duties, compensation, and/or employee benefits at any time on a prospective basis. This offer shall be governed by and construed under the laws of the state of California.

Integration and Modification
This Letter, together with any other documents described herein, sets forth the terms and conditions of our offer of employment with the Company, and supersedes any prior representations, agreements or communications concerning your employment with the Company, whether written or oral. You acknowledge and agree that, in accepting this offer and signing below, you have not relied upon any statement, promise, agreement or representation not set forth in this Letter or the other documents described herein.
Severability
If any provision of this Letter is held to be invalid, illegal, or unenforceable, such provision shall be fully severable; this Letter shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Letter; and the remaining provisions of this Letter shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Letter.
Counterparts
This Letter may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Letter. Signatures delivered by facsimile or by electronic PDF shall be deemed effective for all purposes.
We welcome you to Lucid Motors and look forward to working with you. We trust that it will be a mutually rewarding experience. Please confirm your acceptance of this offer by signing and dating this offer on the space below and returning it to me.

[Signature Page Follows]

Sincerely,

/s/ Turqi Alnowaiser
Turqi Alnowaiser
Chairman of the Board of Lucid Group, Inc.

I have read and understand the terms and conditions set forth in this offer. Furthermore, in choosing to accept this employment with Lucid USA, Inc. (dba Lucid Motors), I agree that I am not relying on any representations, whether verbal or written, except as specifically set forth in this offer.

/s/ Silvio Napoli
Silvio Napoli

April 9, 2026
Date